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               [Letterhead of Orrick, Herrington & Sutcliffe LLP]

                                                                     EXHIBIT 5.1


October 4, 2004


Corixa Corporation
1900 9th Avenue, Suite 1100
Seattle, Washington  98101

RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We are rendering this opinion in connection with the proposed resale of up to 3,482,433 shares (the "Shares") of common stock of Corixa Corporation, $0.001 par value per share, by the selling stockholder, SmithKline Beecham Corporation, pursuant to a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act").

We have examined the Registration Statement and such instruments, documents, certificates and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as subsequently amended or supplemented, and to the reference to our firm in the Registration Statement under the heading "Legal Matters." In giving this consent, we do not admit that we are "experts" within the meaning of that term as used in the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,




/s/ Alan C. Smith